Exhibit 10.38

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

COMMERCIAL SUPPLY AGREEMENT

This Commercial Supply Agreement is made as of this 1st day of March, 2023 (the “Effective Date”), by and between ACADIA Pharmaceuticals Inc., a Delaware corporation, with a place of business at 12830 El Camino Real, Suite 400, San Diego, California 92130 (“Client”), and CoreRx Inc, a Florida corporation, having a place of business at 14205 Myerlake Circle, Clearwater, FL 33760 (“CoreRx” or “Supplier” ). Client and CoreRx may individually be referred to as a “party” and collectively as the “parties.”

RECITALS

A.
Client develops, markets, and sells pharmaceutical products and is the licensor of proprietary Product;
B.
CoreRx has the requisite infrastructure, licenses, permits, and capabilities, including trained and experienced personnel and technical skills, for the development, manufacture and supply the Products (as defined herein) to Client for the purposes stated herein pursuant to the terms and conditions of this Agreement;
C.
Client desires that CoreRx perform certain services related to the processing, manufacture, and supply of the Product pursuant to the Specifications and the terms and conditions of this Agreement, and Supplier confirms being able to properly perform such activities.

THEREFORE, in consideration of the circumstances described above and the mutual covenants, terms and conditions set forth below, the parties agree as follows:

ARTICLE 1

DEFINITIONS

The following terms have the following meanings in this Agreement:

1.1
“Acknowledgement” has the meaning set forth in Section 4.3(B).
1.2
“Adverse Event” shall mean any adverse event associated with the use of any Product in humans, whether or not considered drug-related, including an adverse event occurring in the course of the use of a Product in professional practice, in studies, in investigations or in tests or an adverse event occurring from Product overdose (whether accidental or intentional), from Product abuse, or from Product withdrawal, as well as any toxicity, sensitivity, failure of expected pharmacological action, or laboratory abnormality that is, or is thought by the reporter to be, serious or associated with relevant clinical signs or symptoms.
1.3
“Affiliate(s)” means, in the case of Client, any third party, any corporation, firm, partnership or other entity that controls, is controlled by or is under common control with such entity. For the purposes of this definition, “control” means the ownership of at least 50% of the voting share capital of an entity or any other comparable equity or ownership interest. In the case of CoreRx, the term “Affiliates” means any subsidiary or sister company of CoreRx, and shall not include CoreRx’s parent or any portfolio companies or holding companies managed by CoreRx’s parent company.
1.4
“Agreement” as referred to herein means this document, including all its attachments and other Appendices (all of which are incorporated by reference) and any amendment to any of the foregoing made in accordance with Section 18.1.
1.5
“API” means the compound Trofinetide as further described in the Specifications listed in Attachment A .
1.6
“Applicable Laws” means, all treaties, laws, ordinances, statutes, rules, regulations, or orders in the Territory (s) in which the given activities will be performed and which are applicable to the performance of the services and to the obligations of the parties, as the context requires, under this Agreement, and regulations promulgated thereunder, cGMP, and the FD&C Act.
1.7
“Batch” means a defined quantity of Product that has been or is being Processed in accordance with the Specifications.
1.8
“cGMP” means current Good Manufacturing Practices promulgated by the Regulatory Authorities in the jurisdictions included in Applicable Laws (as applicable to Client and CoreRx respectively). In the United States, this includes 21 C.F.R. Parts 210 and 211, as amended. If the any manufacturing will occur outside of the U.S. or Canada, the parties will amend this Agreement and reference applicable laws and quality standards and/or agreements.
1.9
“Claims” means all third party demands, claims, actions, proceedings and liability (whether criminal or civil, in contract, tort or otherwise) for losses, damages, reasonable legal costs and other reasonable expenses of any nature whatsoever.
1.10
“Client” has the meaning set forth in the introductory paragraph, or any successor or permitted assign.
1.11
“Client Indemnitees” has the meaning set forth in Section 13.1.
1.12
“Client Inventions” has the meaning set forth in Article 11.
1.13
“Client IP” has the meaning set forth in Article 11.
1.14
“Client-supplied Materials” means any materials to be supplied by or on behalf of Client to CoreRx as described in Attachment A for the purposes of providing services pursuant to this Agreement. Such materials are limited to API and reference standards unless otherwise agreed in writing by the parties.
1.15
“Commencement Date” means the first date upon which a Regulatory Authority in the Territory approves CoreRx as a manufacturer of Product.

1.16
“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by either Party with respect to any requirement and/or objective as stated herein, [***].

1.17
“Confidential Information” has the meaning set forth in Section 10.1.
1.18
“Contract Year” means the consecutive [***] period beginning on the Commencement Date or any anniversary of the Commencement Date during the Term, as applicable.
1.19
“CoreRx” has the meaning set forth in the introductory paragraph, or any successor or permitted assign.
1.20
“CoreRx Cause” has the meaning set forth in Section 5.2.
1.21
“CoreRx Indemnitees” has the meaning set forth in Section 13.2.
1.22
“CoreRx Inventions” has the meaning set forth in Article 11.
1.23
“CoreRx IP” has the meaning set forth in Article 11.
1.24
“Defective Product” has the meaning set forth in Section 5.2.
1.25
“Discloser” has the meaning set forth in Section 10.1.
1.26
“Effective Date” has the meaning set forth in the introductory paragraph.
1.27
“EMA” means the European Medicines Agency, and any successor agency in the European Union.
1.28
“Exception Notice” has the meaning set forth in Section 5.2.
1.29
“Facility” means CoreRx’s facility located at [***] including all buildings at this address per FDA registration number or such other facility as agreed by the parties in writing.
1.30
“FD&C Act” shall mean the United States Federal Food, Drug and Cosmetic Act and regulations promulgated thereunder, as each may be amended from time to time.
1.31
“FDA” means the United States Food and Drug Administration, and any successor agency in the United States.
1.32
“Firm Commitment” has the meaning set forth in Section 4.1.
1.33
“Intellectual Property” means all intellectual property (whether or not patented or patentable) including without limitation inventions, patents, patent applications, know-how, trade secrets, improvements, copyrights, trademarks, designs, concepts, technical information, analytical methods, procedures, techniques, software, manuals, standard operating procedures, instructions, specifications, processes, and data.
1.34
“Invention” has the meaning set forth in Section 11.1.
1.35
“Inventory Report” has the meaning set forth in Section 3.4.

1.36
“Latent Defect” means a defect in a Product that (a) could not reasonably be discovered by visual inspection of its outer packaging and/or any accompanying documentation upon reasonable inspection during the Review Period, and (b) Client provides CoreRx written notice of such defect within no more than [***] months after delivery of such Product.
1.37
“Losses” means collectively, any and all claims, liabilities, losses, costs, awards, fines, penalties, expenses, obligations, liens, assessments (including reasonable attorney’s fees, court fees and other reasonable professional expenses) and damages of any nature whatsoever reasonably foreseeable and unavoidable, imposed upon or incurred by an Indemnified Party; however, always excluding any loss of profit or anticipated profit, loss of revenue and loss of goodwill or reputation.
1.38
“Manufacture” or “Manufacturing” means, as applicable, any and all operations, including without limitation receipt of API, Product and/or materials, Processing, testing, quality control, releasing, storing, sample retention, serialization, labelling, and packaging for shipment, carried out by or on behalf of Supplier in accordance with the Specifications and the preparation and supply of the Product(s) pursuant to this Agreement and the Quality Agreement.
1.39
“Minimum Commitment” has the meaning set forth in Section 4.1.
1.40
“PPI” has the meaning set forth in Section 7.2.
1.41
“Process” or “Processing” means the compounding, filling, and producing of Client-supplied Materials and Raw Materials into Product by CoreRx, in accordance with the Specifications and under the terms of this Agreement.
1.42
“Product” means the pharmaceutical product containing the API, as more specifically described in the Specifications.
1.43
“Purchase Order” has the meaning set forth in Section 4.3(A).
1.44
“Quality Agreement” has the meaning set forth in Section 9.6.
1.45
“Raw Materials” means all raw materials, supplies, components and packaging necessary to Process and ship Product in accordance with the Specifications, but excluding Client-supplied Materials.
1.46
“Recall” has the meaning set forth in Section 9.5.
1.47
“Recipient” has the meaning set forth in Section 10.1.
1.48
“Regulatory Approval” means each approval, permit, product and/or establishment license, registration or authorization, including each approval pursuant to U.S. Investigational New Drug Applications, New Drug Applications and Abbreviated New Drug Applications (or equivalent non-U.S. filings, such as European marketing authorization applications), as applicable, of a Regulatory Authority that is necessary or advisable in connection with the development, manufacture, testing, use, storage, exportation, importation, transport, promotion, marketing, distribution or sale of API or Product in the Territory.

1.49
“Regulatory Authority” means an international, federal, state or local governmental or regulatory body, agency, department, bureau, court or other entity in the Territory that is responsible for (A) the regulation (including pricing) of any aspect of pharmaceutical or medicinal products intended for human use or (B) health, safety or environmental matters generally. In the United States, this includes the FDA; and in the European Union, this includes the EMA.
1.50
“Representatives” of an entity means such entity’s duly authorized officers, directors, employees, agents, accountants, attorneys or other professional advisors.
1.51
“Review Period” has the meaning set forth in Section 5.2.
1.52
“Rolling Forecast” has the meaning set forth in Section 4.2.
1.53
“Safety Stock” has the meaning set forth in Section 3.2(A).
1.54
“Specifications” means the procedures, requirements, standards, quality control testing and other data and the scope of services as set forth in Attachment A, as modified from time to time in accordance with Article 8.
1.55
“Term” has the meaning set forth in Section 16.1.
1.56
“Territory” means [***].
1.57
“Unit” means a single bottle.
1.58
“United States” means the United States of America and its territories and possessions.
1.59
“Unit Pricing” has the meaning set forth in Section 7.1(B).
1.60
“Validation Services” has the meaning set forth in Section 2.1.
1.61
“Vendor” has the meaning set forth in Section 3.2(B).

ARTICLE 2

VALIDATION, MANUFACTURING, SUPPLY OF PRODUCT, & RELATED SERVICES

2.1
Validation Services. CoreRx shall perform the Product qualification, testing, validation services, and other related services (the “Validation Services”) pursuant to a Quality Agreement and in accordance with the Specifications, Applicable Laws and the terms and conditions of this Agreement. Validation Services will be mutually agreed to by the parties and set forth in an attachment that is incorporated through an amendment to this Agreement.
2.2
Manufacturing and Supply of Product. CoreRx shall Manufacture Product in accordance with the Specifications, Applicable Laws, and the terms and conditions of this Agreement, including, but not limited to, Article 4 (Purchase Orders & Forecast) and Article 6 (Delivery).
2.3
Other Related Services. CoreRx shall provide Product-related services, other than the Validation Services, Manufacturing, and related services stated herein as agreed in writing by the parties from time to time. Such writing shall include the scope and fees for any such service(s) and shall be set forth in an attachment that is incorporated through an amendment to this Agreement. The terms and conditions of this Agreement shall govern and apply to such services unless otherwise agreed in writing by the parties.

ARTICLE 3

MATERIALS

3.1
Client-supplied Materials.
A.
Client shall supply to CoreRx for Manufacturing, at Client’s cost, Client-supplied Materials in quantities sufficient to meet Client’s requirements for Product. Client shall deliver such items and associated certificates of analysis to the Facility no later than [***] days (but not earlier than [***] days) before the scheduled delivery date. Client shall be responsible at its expense for securing any necessary DEA, export, import or other governmental clearance, permit or certification required in respect of such supply of Client-supplied Materials. CoreRx shall use Client-supplied Materials solely for the purposes of providing services pursuant to this Agreement and/or a related written agreement. CoreRx will use all Client-supplied Materials on a first-in first-out (FIFO) basis in Manufacturing Products under this Agreement, unless specified by Client prior to Manufacturing. Prior to delivery of any Client-supplied Materials, Client shall provide to CoreRx a copy of all associated material safety data sheets, safe handling instructions and health and environmental information and any governmental certification or authorization that may be required under Applicable Laws relating to the Client-supplied Materials, and thereafter shall provide promptly any update thereto. Client will provide safety and potency ratings for Client- supplied API and CoreRx assumes the materials have been assigned a level 3 (or lower) SafeBridge or equivalent safety rating. Rating shall be provided by SafeBridge or an equivalent certified consultant.
B.
CoreRx shall inspect and test all Client-supplied Materials received to verify their identity (identity is a test with a specific method number), or a qualified third-party lab managed by CoreRx will be required to perform full release testing on Client-supplied Materials. In the event that CoreRx detects a nonconformity in the Client-supplied Materials with the Specifications, CoreRx shall give Client prompt, written notice of such nonconformity. CoreRx shall not be liable for any nonconformity in Client-supplied Materials, or in Product as a result of nonconforming Client-supplied Materials, unless CoreRx did not perform the obligations stated in this Section 3.1(B) in accordance with the Specifications. CoreRx shall follow Client’s reasonable written instructions regarding the return or disposal of non-conforming Client-supplied Materials, at Client’s cost.
C.
Client shall retain title to Client-supplied Materials at all times and shall bear the risk of loss of any such Client-supplied Materials. Subject to Section 9.5, CoreRx shall permit Client to have escorted access to Facility and/or any premises where Client-supplied Materials are stored in order to inspect and/or repossess Client-supplied Materials. CoreRx shall immediately inform Client of any loss or damage to Client-supplied Materials and promptly provide in writing all explanations and evidence.

Upon termination or expiration of this Agreement, CoreRx shall, upon Client’s direction and expense, either: (i) deliver all unused Client-supplied Materials provided by Client within th[***] days after termination, or (ii) dispose of the Client-supplied Materials. If Client does not request the return or disposal of Client-supplied Material within [***] days of the Agreement’s termination, then CoreRx will provide written notice to Client of any such unused Client-supplied Materials and shall return the Client-supplied Material to Client, at Client’s cost, without any further liability or obligation to Client.

3.2
Raw Materials.
A.
CoreRx shall be responsible for procuring, inspecting and releasing adequate Raw Materials as necessary to meet the Firm Commitment, unless otherwise agreed by the parties in writing, and, without limiting the foregoing, shall order and hold sufficient Raw Materials as may be agreed in writing by the parties in an attachment that is incorporated through an amendment to this Agreement. Due to potential issues with the availability of certain Raw Materials, CoreRx shall purchase Client-specified Raw Materials in advance of the Firm Commitment Period (“Safety Stock”) if requested in writing by Client. CoreRx will invoice for those Raw Materials purchased as requested by Client outside of the Firm Commitment. In the event that Client does not issue Purchase Orders requesting sufficient Product to meet the Firm Commitment during any Firm Commitment Period (on a rolling basis) and any Raw Materials expire or require retesting, such Raw Materials shall be replaced or retested as Client directs at Client's sole cost and expense, including charges for disposal of the expired Raw Materials when applicable, without any liability to CoreRx.
B.
If Client requires a specific supplier, manufacturer or vendor (“Vendor”) to be used for Raw Material, then such Vendor will be identified in Attachment A, “Specifications” or as otherwise identified in writing by Client in an amendment to this Agreement.
C.
CoreRx shall store the Raw Materials and packaging materials at room temperature, unless stated otherwise. Client will be charged [***] for any materials stored outside of the Firm Commitment Period.
3.3
Packaging, Artwork and Labeling. CoreRx will package the Products as set out in the Specifications and the applicable master packaging records approved in writing by Client. Client shall provide or approve, prior to the procurement of applicable Raw Material, all artwork, advertising and labeling information necessary for Manufacturing, if any. Such artwork, advertising and labeling information is and shall remain the exclusive property of Client, and Client shall be solely responsible for the content and compliance with all Applicable Laws in connection thereof. Such artwork, advertising and labeling information or any reproduction thereof may not be used by CoreRx in any manner other than performing its obligations hereunder without Client’s written consent. CoreRx will imprint the Batch numbers and expiration dates for each Product shipped. The expiration dates must be determined in accordance with the Specifications. The Batch numbers and expiration dates will be affixed on the Products and on the shipping carton of each Product as outlined in the Specifications and the Quality Agreement (QAG), cGMPs and Applicable Laws. Client may make changes to the content on labels, product inserts, cartons, and other packaging for the Products by submitting a Change Control to CoreRx, and upon CoreRx’s receipt, CoreRx shall make and implement such changes. Those changes will be submitted by Client to all applicable Regulatory Authorities. Any other Client requested changes to the labels, product inserts, cartons, and other packaging for the Products that impact the physical characteristics of the Product will require a risk assessment prior to implementing the changes.
3.4
API Yield.
A.
CoreRx will give Client a quarterly inventory report of the API held by CoreRx (“Inventory Report”) within [***] business days of the end of the most recent [***]-month period in a Contract Year which contains the following information for such period: (a) quantity of API conforming to Specifications that is received at the Facility (“Quantity Received”), (b) quantity of API dispensed in Manufacturing Product at the Facility calculated by adding the Quantity Received to the inventory of API that complies with the Specifications and is held by CoreRx at the beginning of the applicable period, less the inventory of API that complies with the Specifications and is held by CoreRx at the end of the period (“Quantity Dispensed”), and (c) the total amount of API contained in the Product manufactured with the Quantity Dispensed delivered by CoreRx and not rejected, recalled or returned due to CoreRx Cause as defined below (“Quantity Converted”).

B.
Within [***] days after the end of each Contract Year, CoreRx will prepare an annual reconciliation of API that sets out the “Actual Annual Yield” or “AAY” for the Product at the Facility during the Contract Year. AAY is the percentage of the Quantity Dispensed that was converted to Product and is calculated as follows: Quantity Converted in Contract Year/Quantity Dispensed during Contract Year * 100. The parties agree that the target AAY will be determined as follows:

i.
Initial Target Yield - will be the actual yield of the initial pre-validation and validation batches of Product that is Processed for Client and calculated as follows: Quantity Converted in the initial pre-validation and validation batches /Quantity Dispensed in the initial pre-validation and validation batches * 100 (the “Initial Target Yield”). The Initial Target Yield will be in effect until there is enough campaign experience to calculate an Adjusted Target Yield as defined below.

ii.
Adjusted Target Yield - will be the actual average yield of the initial ten commercial batches of Product that is Processed for Client and calculated as follows: average Quantity Converted in the first [***] post validation batches /average Quantity Dispensed in the first [***]post validation [***] batches * 100 (the “Adjusted Target Yield”).

iii.
Without limiting Client’s other rights or remedies, if AAY falls more than [***] below the Adjusted Target Yield in a Contract Year in which Client

Processes as least [***] batches of Product for Client, then within [***] days after the end of the applicable Contract Year, CoreRx will credit to Client’s account the amount of the shortfall, calculated as follows: [(Initial or Adjusted Target Yield – [***]%) – AAY] * API cost * Quantity Dispensed.

ARTICLE 4

FORECAST & PURCHASE ORDERS

4.1
Forecast. On or before the [***] day of each calendar month, beginning at least [***] months prior to the anticipated Commencement Date, Client shall furnish to CoreRx a written [***] month rolling forecast for the quantities of Product that Client intends to order from CoreRx during such [***] month period (the “Rolling Forecast”). The first [***] months of each Rolling Forecast shall constitute a binding order for the quantities of Product specified in such Rolling Forecast (the “Firm Commitment” and with each applicable [***]-month period, the “Firm Commitment Period”). The following [***] months of the Rolling Forecast shall be non-binding, good-faith estimates. Client shall purchase and CoreRx shall supply to Client all quantities of Product set forth in the Firm Commitment in accordance with this Agreement. Provided that CoreRx can confirm and assure Product supply pursuant to the Firm Commitment, as provided for by Section 4.2(C), then during the first [***] calendar years of the Term, Client shall purchase a minimum of [***] percent of the total annual volume of Product from CoreRx (“Minimum Commitment”) during each of the [***] calendar years.
4.2
Purchase Orders.
A.
Concurrently with the start of each Firm Commitment Period, Client will provide a Purchase Order that shall specify the number of Product Batches to be Processed, the Batch size (#) and the requested delivery date for each Batch (each, a “Purchase Order”). Purchase Orders for quantities of Product in excess of the Firm Commitment, per the Rolling Forecast, shall also be submitted by Client concurrently with the start of each Firm Commitment Period.
B.
Promptly (and in any event within [***] business days) following receipt of a Purchase Order, CoreRx shall issue a written acknowledgement (each, an “Acknowledgement”) of such Purchase Order. Each acceptance Acknowledgement shall either confirm the delivery date set forth in the Purchase Order or set forth a reasonable alternative delivery date, as agreed in writing in advance with Client. CoreRx may only reject a Purchase Order in excess of the Firm Commitment or otherwise not given in accordance with this Agreement. If CoreRx fails to send an Acknowledgement to Client within the applicable [***] business day period, then the amount set forth in the Purchase Order will be deemed to have been accepted by CoreRx.
C.
Notwithstanding Section 4.2(B), CoreRx shall accept Purchase Orders for quantities specified in the Firm Commitment, and make Commercially Reasonable Efforts to supply Client with quantities of Product set forth in a Purchase Order which are up to [***] (rounded up to the nearest whole Batch) in excess of the quantities specified in the Firm

Commitment subject to CoreRx’s other supply commitments and manufacturing, packaging, and equipment capacity.
D.
If CoreRx rejects a Purchase Order for Product that is included in a Firm Commitment submitted in accordance with this Agreement, then without limiting Client’s other rights and remedies hereunder, Client may obtain the Product set forth in such Purchase Order from another supplier, and the relevant Minimum Commitment will be reduced by [***]. If CoreRx during a single calendar year rejects [***] or more Purchase Orders for Product that is specified in a Firm Commitment, then the Minimum Commitment for such calendar year will no longer apply.
E.
In the event of a conflict between the terms of any Purchase Order or Acknowledgement and this Agreement, the terms of this Agreement shall control.
4.3
Client’s Cancellation of Purchase Orders.

Client may cancel any Purchase Order. If Client cancels any Purchase Order(s), a cancellation fee shall be assessed as follows:

i.
Between [***] and [***] from Purchase Order delivery date – [***] of Purchase Order value;
ii.
Less than [***] from Purchase Order delivery date – [***] of Purchase Order value.
4.4
Unplanned Delay of Manufacturing. CoreRx shall provide Client with as much advance notice as practicable prior to the scheduled date of Manufacturing if CoreRx determines that any Manufacturing will be delayed for any reason.
4.5
Observation of Manufacturing. In addition to Client’s audit right pursuant to Section 9.4, Client may send up to [***] representatives to the Facility to observe Manufacturing upon at least [***] days prior notice, at reasonable times during regular business hours. Such representatives shall abide by all CoreRx safety rules and other applicable employee policies and procedures, and Client shall be responsible for such compliance.

ARTICLE 5

TESTING; RELEASE

5.1
Batch Records and Data; Release. Unless otherwise agreed to by the parties in writing, after CoreRx completes Manufacturing of a Batch, CoreRx shall provide Client with copies of Batch records prepared in accordance with the Specifications; provided, that if testing reveals an out-of-Specification result, CoreRx shall provide such Batch records promptly based on QAG out-of-Specification result. After CoreRx completes Manufacturing of a Batch, CoreRx shall also provide Client with CoreRx’s certificate of analysis for such Batch. CoreRx and Acadia will release and disposition the batch per details specified in the QAG. For the avoidance of doubt, CoreRx may use third party testing Client- approved facilities to satisfy its obligations hereunder. Client shall be responsible for final release of Product (including testing, at its cost) to the market.
5.2
Testing; Rejection. No later than [***] business days after Client’s receipt of the Batch and the certificate of analysis (“Review Period”), Client shall notify CoreRx whether the Batch conforms to the Specifications and meets cGMP (for purposes of this Article 5, “conformity/conform(s) to Specifications”); provided, however, that in the case of Latent Defects in the Batch such Review Period shall be no later [***] months after delivery of the Product. Upon receipt of notice from Client that a Batch conforms to the Specifications, or upon failure of Client to provide any written notice to CoreRx by the end of the Review Period the Batch shall be deemed accepted by Client and Client shall have no right to reject such Batch. If Client notifies CoreRx in writing by the end of the Review Period (an “Exception Notice”) that a Batch does not conform to the Specifications (“Defective Product”), and provides a sample of the alleged Defective Product, then CoreRx shall promptly conduct an appropriate investigation pursuant to reasonable industry standards to determine whether CoreRx agrees with Client that Product is Defective Product and to determine the cause of any nonconformity. CoreRx shall provide written notice to Client as promptly as reasonably possible, but in any event within [***] business days after completing its internal investigation, and in any event no later than [***] days after date of the Exception Notice, whether CoreRx agrees that Product is Defective Product (“Response Period”). If CoreRx agrees that Product is Defective Product and determines that the cause of nonconformity is attributable to CoreRx’s negligence or willful misconduct (a “CoreRx Cause”), or if CoreRx fails to respond within the Response Period, then Section 5.4 shall apply.
5.3
Discrepant Results. If the parties disagree as to whether Product is Defective Product and/or whether the cause of the nonconformity is a CoreRx Cause, and such disagreement is not resolved within [***] days of the Exception Notice date, the parties shall cause a mutually acceptable independent third party to review records, test data and to perform comparative tests and/or analyses on samples of the alleged Defective Product and its components, including Client-supplied Materials. The independent party’s results as to whether or not Product is Defective Product and the cause of any nonconformity shall be final and binding. Unless otherwise agreed to by CoreRx and Client in writing, the costs associated with such testing and review shall be borne by the party against whom the third party rules. The outside third party shall be required to enter into written undertakings of confidentiality no less stringent than those set forth herein. CoreRx shall furnish the outside third party such instructions regarding the storage, handling, and potential hazards of any samples of such Batch of Product as are provided to or developed by CoreRx for or on behalf of Client, as applicable.

5.4
Remedy for Defective Product. CoreRx shall, at the option of Client, either (A) replace such Defective Product, at CoreRx’s cost with Product that conforms to the Specifications, or (B) if such replacement cannot be accomplished within [***] days from the later of (i) the date of Client’s request or (ii) the date that Client-supplied Materials are made available to Process such replacement Product (if there are not sufficient amounts already available to CoreRx), credit any payment made by Client for such Defective Product..
5.5
Supply of Client-Supplied Material for Defective Product. In the event CoreRx replaces Defective Product pursuant to Section 5.4, Client shall supply CoreRx with sufficient quantities of Client-supplied Materials in order for CoreRx to complete such replacement.
5.6
Client and CoreRx agree that the parties will have proportionate liability to the extent that a Defective Product is due to any action or inaction on the part of (i) CoreRx, its Affiliate(s) and/or any third-party under CoreRx’s control or contract, and (ii) Client, any Affiliate of Client, or any third party under contract with or subject to the control or direction of Client.

ARTICLE 6

DELIVERY

6.1
Delivery. In accordance with Section 4.2(B), Supplier will deliver Product that is included in a Firm Commitment, to which Supplier issued an Acknowledgment in response to a Purchase Order, and an agreed on excess of the Firm Commitment, on the applicable delivery date that is set forth in such Acknowledgment. The Parties agree that they will work together in good faith to expedite deliveries of Product as needed, including, without limitation, any samples of Product and Product for initial launch, and manage the scheduling of the initial Product launch.

CoreRx shall deliver Product ExWorks (Incoterms 2020) the Facility promptly following CoreRx’s release of Product and in accordance with Acknowledgments made in accordance with Section 4.2(B). CoreRx shall segregate and store all Product until tender of delivery. To the extent not already held by Client, title to Product shall transfer to Client upon CoreRx’s tender of delivery. If CoreRx provides storage services, title to such items shall pass to Client upon transfer to storage. Client shall be responsible for coordinating the use of a qualified carrier to ship Product. In the event CoreRx arranges shipping or performs similar loading and/or logistics services for Client at Client’s request, such services are performed by CoreRx as a convenience to Client only and do not alter the terms and limitations set forth in this Section 6.1. CoreRx shall not be responsible for Product in transit, including any cost of insurance or transport fee for Product, or any risk associated with transit or customs delays, storage and handling.

6.2
Storage Fees. CoreRx shall store the API and Product at 2oC to 8oC, unless stated otherwise. Client will be charged [***] for any materials stored outside of the Firm Commitment Period for the API. Client will be charged [***] for any Product not shipped to Client designate site if the Product remains in storage at CoreRx for more than [***] days after the certificate of analysis has been provided to Client, excluding initial launch quantities.

Assuming Client pays for the buildout of the cold storage space, storage charges will not begin until [***] years from the Effective Date. If Client does not build out the cold storage space, charges for storage will begin following execution of this Agreement. If Client fails to take delivery of any Product on any scheduled delivery date, CoreRx shall store such Product and have the right to invoice Client monthly following such scheduled delivery for reasonable administration and storage fees.

6.3
Late Delivery.

A.
If in a single calendar year Supplier fails [***] or more of the time to meet the delivery dates set forth in Acknowledgments to Purchase Orders for Product that is included in a Firm Commitment, then the Minimum Commitment for the next calendar year shall be suspended without prejudice to any other rights and remedies that Client may have under this Agreement.

B.
Without prejudice to the Client’s rights and Supplier’s obligations under this Agreement, in the event that Supplier is unable to deliver Product set forth in a Purchase Order by the delivery date set forth in the Acknowledgment, regardless of whether Product or samples of Product, Supplier shall notify Client as soon as possible and the Parties will work together in good faith to agree upon a mutually acceptable resolution. If Product set forth in a Purchase Order is not received by Client within [***] days from the delivery date set forth in the applicable Acknowledgment, except where Supplier can reasonably demonstrate that (i) the delay is not due to its fault (e.g. unavailability of Materials), or (ii) include batches not released due to an investigation that are ultimately released within [***] days of scheduled delivery, then Client shall have the right to a discount for such late delivery as follows:

•
Greater than [***] days late delivery [***]: [***] discount on the late delivered Product.

The foregoing discount amount will be deducted by Client from any amounts invoiced to Client related to the relevant late-delivered Product. The rights and remedies contained in this Section 6.3 are non-exclusive and without prejudice to Client’s right to terminate this Agreement pursuant to Article 16 or any other remedy under this Agreement; provided, however, the above late delivery penalty shall be deducted from any claim of Client for damages arising from late delivery by Supplier of a Product under a Firm Commitment.

ARTICLE 7

PAYMENTS

7.1
Fees. In consideration for CoreRx performing services hereunder:
A.
Client shall pay to CoreRx the fees for Validation Services (including cost of validation Batches) set forth in an attachment that is incorporated through an amendment to this Agreement. Payment shall become due to CoreRx within [***] after CoreRx submits an invoice to Client for Validation Services.
B.
Client shall pay CoreRx the unit pricing for Product set forth on Attachment B (the “Unit Pricing”). Client shall pay the Unit Pricing that is in effect on the date of delivery pursuant to Section 6.1. Payment shall become due to CoreRx within [***] days after CoreRx submits an invoice to Client for Product.
C.
Client shall pay CoreRx the annual fees for Annual Product Review as set forth in Section 9.3. Payment shall become due to CoreRx within [***] days after the Commencement Date and thereafter, upon the [***] day of each Contract Year.
D.
Other Fees. Client shall pay CoreRx for all other fees and expenses of CoreRx owing in accordance with the terms of this Agreement, including pursuant to Sections 4.1, 6.2 and 16.3, within [***] days after CoreRx submits an invoice to Client.
7.2
Unit Pricing Increase. The Unit Pricing may be adjusted on an annual basis according to a change in the PPI as described herein, effective on [***] of each year after the Effective Date beginning on March 1st, 2024, for Product in Purchase Orders placed on or after March 1st, upon [***] days prior written notice from CoreRx to Client before March 1st of each calendar year during the Term. In no event shall the amount of the adjustment for Products in any year exceed an amount equal to the change in the Producer Price Index (“PPI”), [***], not seasonally adjusted, as published by the U.S. Department of Labor, Bureau of Labor Statistics, over the most recent [***]period preceding such adjustment date for which the PPI is available. In addition, price increases or decreases for Raw Materials (including those Raw Materials referenced in Section 3.2(B)) shall be passed through to Client at the time of such price increase or decrease through an adjustment to the Unit Pricing.
7.3
Payment Terms, Disputes, Late Payments. Payment of all undisputed portions of CoreRx invoices shall be due [***] days after the date of receipt of invoice. Client shall make payment in U.S. dollars, and otherwise as directed in the applicable invoice. An invoice is considered disputed, if Client provides written notice to CoreRx of an issue around a Purchase Order or a Product. In the event Client disputes an invoice or a portion thereof, Client shall, in good faith, (1) submit a written notice to CoreRx within [***] business days of receiving the invoice from CoreRx specifying the disputed amount and the basis for the dispute in reasonable detail; and (2) timely pay all undisputed portions of the amount due and payable. Any invoices that are not disputed within [***] business days after receipt are deemed correct by Client.
7.4
Late Payment. If Client is late or delinquent in payment of any portion of an invoice that it has not disputed in good faith, CoreRx may, in addition to other remedies it may have in law or equity, charge late fees on late or delinquent amounts at the rate of [***]% per month (or, if lower, the maximum amount permitted by law) for so long as an undisputed payment is overdue. If CoreRx takes any legal action to collect any undisputed delinquent amounts, Client shall reimburse CoreRx for costs incurred in pursuing such action, including, but not limited to, legal fees and court costs.

7.5
Taxes. All taxes, duties and other amounts (excluding taxes based on net income and franchise taxes) assessed in respect of Client-supplied Materials, services or Product prior to or upon provision or sale pursuant to this Agreement, as the case may be, whether assessed on CoreRx or Client, are the responsibility of Client, and either Client shall reimburse CoreRx for all such taxes, duties or other amounts paid by CoreRx or such sums will be added to invoices directed at Client. If any deduction or withholding in respect of tax or otherwise is required by law to be made from any of the sums payable hereunder, Client shall be obliged to pay to CoreRx such greater sum as will leave CoreRx, after deduction or withholding as is required to be made, with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.
7.6
Client and Third-Party Expenses. Client shall be responsible for [***] of its own and all Client-approved third-party expenses associated with development, Regulatory Approval, and market commercialization of Product, including regulatory filings and post-approval marketing studies. If CoreRx uses a third-party for any activities not included under this Agreement and Client previously approved in writing of such third party expense(s), CoreRx shall invoice Client for the charges (to include a markup of [***] for the pass-through charges).

7.7
Development Batches. Each Batch produced under this Agreement, including those necessary to support the validation portion of Client’s submissions for Regulatory Approvals, will be considered to be a “development batch” unless and until Manufacturing has been validated.

Client shall be responsible for the cost of each such Batch, even if such Batch fails to meet the Specifications, unless CoreRx was grossly negligent or failed to comply with Applicable Laws in the Manufacturing of the out-of-Specification Batch. CoreRx and Client shall cooperate in good faith to resolve any problem causing the out-of-Specification Batch. For clarity, when a validation Batch is ultimately used for commercial purposes, such Batch shall no longer be considered a development batch.

ARTICLE 8

CHANGES TO SPECIFICATIONS

All Specifications, and any change to the Specifications agreed by the parties from time to time, shall be in writing, dated and signed by the parties. No change in the Specifications shall be implemented by CoreRx, whether requested by Client or requested or required by any Regulatory Authority, until the parties have agreed in writing to such change, the implementation date of such change, and any increase or decrease in costs, expenses or fees associated with such change (including any change to Unit Pricing) and any Regulatory Approvals required by Applicable Laws have been obtained (a “Change Control”). CoreRx shall respond promptly to any request made by Client for a change in the Specifications, and both parties shall use Commercially Reasonable Efforts and good-faith efforts to agree to the terms of such change in a timely manner. As soon as practicable after a request is made for any change in Specifications, CoreRx shall notify Client of the costs associated with such change and shall provide such supporting documentation as Client may reasonably require. Client shall pay all costs associated with agreed changes to the Specifications. If there is a conflict between the terms of this Agreement and the terms of the Specifications, this Agreement shall control. CoreRx reserves the right to postpone effecting changes to the Specifications until such time as the parties agree to and execute the Change Control.

ARTICLE 9

RECORDS; REGULATORY MATTERS

9.1
Recordkeeping. CoreRx shall maintain materially complete and accurate Batch, laboratory data and other technical records relating to Manufacturing in accordance with CoreRx standard operating procedures. Such information shall be maintained for a period of at least [***] years from the relevant finished Product expiration date or longer if required under Applicable Laws or the Quality Agreement.
9.2
Regulatory Compliance. CoreRx shall obtain and maintain all permits and licenses with respect to general Facility operations required by any Regulatory Authority in the jurisdiction in which CoreRx Processes Product. Client will have the sole right and responsibility for filing all documents with all Regulatory Authorities and taking any other actions that may be required for the receipt and/or maintenance of Regulatory Authority approval for the manufacture, import, export, distribution, marketing, sale, pricing and/or reimbursement of the Products. Client shall not identify CoreRx in any NDA application or other such initial regulatory filing or submission without CoreRx’s prior written consent. Such consent shall not be unreasonably withheld and shall be memorialized in a writing signed by authorized Representatives of both parties. Upon written request, Client shall provide CoreRx with a copy of each Regulatory Approval required to distribute, market or sell Product in the Territory. During the Term, CoreRx will assist Client with all regulatory matters relating to Manufacturing, at Client’s request and expense. The parties shall cooperate to allow each party to satisfy their respective obligations under Applicable Laws relating to Manufacturing under this Agreement.
9.3
Annual Product Review. CoreRx shall provide services as required to support annual product review of the Product (the “APR”) during the Term and all times after the Term while the Product remains on stability or CoreRx is otherwise required to support the APR. See Article 7, Section 7.1c regarding payment terms, and Attachment B for APR related fees.
9.4
Government/Regulatory Inspections and Requests. CoreRx shall notify Client in writing of all Regulatory Authority inspections related to Product that take place at the Facility where Product is Manufactured, including any facilities where cGMP operations are performed by CoreRx on behalf of Client, or the testing laboratory where any of the associated testing is performed. Client shall be notified in advance of any scheduled inspections that may impact Client’s Product or testing. For unannounced inspections, CoreRx shall notify Client in a reasonable timeframe but not more than [***] hours after the inspection has begun. Client shall have the option to be present or have a representative of Client present during a regulatory inspection related to Product. If during the inspection, a request to collect a sample of Product or records from CoreRx is made, CoreRx shall immediately (and in any event within [***] hours) contact Client and ensure a duplicate sample is collected and retained. In all cases, a written notification of the results of the inspection shall be provided to Client. Such notification shall include: (a)written notification of any observation, if any, related to the Manufacture of the Product (b) where possible, CoreRx shall provide the actual documentation of such observations; provided that such Documentation may be redacted of information that does not relate, directly or indirectly, to Client or Product, or the Facility at which Product is Manufactured (c) written notification of all Product-related corrective actions and planned completion dates. Any written response to inspectional observations related to the Product shall be submitted to Client prior to submission of the response to any Regulatory Authority and CoreRx will consider Client’s comments and amendments unless these are inconsistent with regulatory requirements or CoreRx’s obligations under the Applicable Law. Client shall be consulted correspondingly in the development and approval of any corrective action plan related to Product.

9.5
Client Facility and Financial Audits.
A.
Facility Audit. CoreRx shall permit Client personnel and representative(s) to (and shall ensure that Client personnel and representative(s) shall be entitled to): (a) to inspect, observe, and audit the Processing, including the Manufacturing of Product, the Facility, and other locations at which Product is Processed and/or Manufactured, (b) to examine the condition of the Raw Materials and Product stored at the Facility, and (c) to examine all results and all other documentation related to this Agreement, including maintenance logs for the purposes of ensuring compliance with cGMP. Subject to any agreed procedures in the Quality Agreement, Client shall also be entitled to conduct audits following issuance of Form 483 or similar reports delivered by Regulatory Authorities to CoreRx pertaining to the Manufacturing of Product or the occurrence of other events which are likely to materially and adversely affect the Manufacturing of Product upon reasonable notice, during CoreRx’s regular business hours for reasonable duration (which may not exceed [***] business days) until CoreRx has corrected such deficiencies. CoreRx shall have no obligation to disclose third-party Confidential Information in connection with any audit.

B.
Financial Audit. During the Term of this Agreement, Client shall be entitled to conduct financial audits limited to the Purchase Orders and invoices for Product provided under this Agreement. Client shall provide reasonable advance written notice to CoreRx of its intent to audit, and any such financial audit shall be conducted no more than once per calendar year unless otherwise agreed to by the parties in writing. The financial audit shall be conducted at CoreRx’s Facility and during CoreRx’s regular business hours. Client shall give CoreRx reasonable advance written notice specifying the scope of the audit, which shall not include POs, invoices, and any other information that has previously undergone a prior Client financial audit under this Section. CoreRx shall have no obligation to disclose third-party Confidential Information in connection with any audit.
9.6
Recall. If a Regulatory Authority orders or requires the recall of Product supplied pursuant to this Agreement or if either CoreRx or Client believes a recall, field alert, Product withdrawal or field correction (“Recall”) may be necessary with respect to Product supplied under this Agreement, the party receiving the notice from the Regulatory Authority or that holds such belief shall promptly within [***] business day notify the other party in writing, or provide such notice as otherwise stated in the Quality Agreement as applicable. CoreRx shall not initiate a Recall without the express prior written approval of Client, unless required by Applicable Laws. With respect to any Recall, CoreRx shall provide all necessary cooperation and assistance to Client. If such Recall was due to Client’s acts or omission, Client shall reimburse CoreRx at a reasonably agreed upon in writing rate for CoreRx’s time and assistance. Client shall provide CoreRx with an advance copy of any proposed submission to a Regulatory Authority in respect of any Recall, such copy being provided no less than [***] business days prior to submission to a Regulatory Authority. Client shall consider in good faith any comments from CoreRx relating to such submission. The cost of any Recall shall be borne by Client, and Client shall reimburse CoreRx for expenses incurred in connection with any Recall, in each case unless such Recall is caused solely by CoreRx’s breach of Product warranties in Section 12.2 under this Agreement, in which case CoreRx shall reimburse Client for the reasonable, actual and documented out-of-pocket costs (e.g., printed materials, postage, cost of shipment of return product) incurred by Client for such Recall not to exceed the cost of replacing Product returned to CoreRx pursuant to such Recall.
9.7
Quality Agreement. Within [***] month after the Effective Date, and in any event prior to the first Manufacturing of Product under this Agreement, the parties shall negotiate in good faith and enter into a quality agreement (the “Quality Agreement”). The Quality Agreement shall in no way determine liability or financial responsibility of the parties for the responsibilities set forth in that agreement. In the event of a conflict between any provision of this Agreement and the Quality Agreement with respect to quality-related activities, including compliance with cGMP, the provisions of the Quality Agreement shall govern. In the event of a conflict between any provision of this Agreement and the Quality Agreement with respect to any commercial matter, including allocation of risk, liability and financial responsibility, the provisions of this Agreement shall govern.
9.8
Adverse Events; Product Complaints. Client shall be responsible for all reporting to regulatory authorities of Adverse Events associated with the use of any Product supplied by CoreRx hereunder. If CoreRx becomes aware of any Adverse Events associated with the use of such Products, it shall report all information in its possession regarding such event to Client as soon as practicable but no later than [***] business [***] days after becoming aware of such information, and shall cooperate with Client as necessary to report such event to regulatory authorities.

ARTICLE 10

CONFIDENTIALITY AND NON-USE

10.1
Definition. As used in this Agreement, the term “Confidential Information” means all confidential information of the disclosing person of whatever type, including all information furnished by or on behalf of CoreRx or Client (as the case may be, “Discloser”), its Affiliates or any of its or their respective Representatives, to the other party (as the case may be, “Recipient”), its Affiliates or any of its or their respective Representatives, whether furnished before, on or after the Effective Date and furnished in any form, including written, verbal, visual, electronic or in any other media or manner and information acquired by observation or otherwise during any site visit at the other party’s facility. Confidential Information includes all proprietary technologies, know-how, trade secrets, discoveries, inventions and any other Intellectual Property (whether or not patented), analyses, compilations, business or technical information and other materials prepared by either party, their respective Affiliates, or any of its or their respective Representatives, containing or based in whole or in part on any Confidential Information furnished by Discloser, its Affiliates or any of its or their respective Representatives. Confidential Information also includes the existence and terms of this Agreement, and each party shall be considered the Discloser and the Recipient with respect thereto.
10.2
Exclusions. Notwithstanding anything in Section 10.1 to the contrary, Confidential Information does not include information that (A) is or becomes generally available to the public or within the industry to which such information relates other than as a result of a breach of this Agreement, (B) is already known by Recipient or its Affiliate at the time of disclosure as evidenced by Recipient’s written records, (C) becomes available to Recipient or its Affiliate on a non-confidential basis from a source that is entitled to disclose it on a non-confidential basis or (D) was or is independently developed by or for Recipient or its Affiliate without reference to Discloser’s Confidential Information as evidenced by Recipient’s written records.
10.3
Mutual Obligation. Recipient (A) will keep confidential all Confidential Information, employing such protections as it would use for its own Confidential Information of a similar type but in no case less than reasonable protections under the circumstances, (B) will not use Discloser’s Confidential Information except in connection with the performance of its obligations under this Agreement and (C) will not disclose to any third party, without Discloser’s prior written consent, Discloser’s Confidential Information, except that Recipient may disclose Discloser’s Confidential Information to any of its Affiliates and its or their respective Representatives that (1) need to know such Confidential Information for the purpose of performing obligations or exercising rights under this Agreement, (2) are advised of the contents of this Article and (3) are bound to Recipient by obligations of confidentiality at least as restrictive as the terms of this Article. Each party shall be responsible for any breach of this Article by its Affiliates or any of its or their respective Representatives.

10.4
Permitted Disclosure. Notwithstanding Section 10.3, a party may disclose the Confidential Information of the other party only to the extent such disclosure is reasonably necessary: to comply with Applicable Laws, requirements of any Regulatory Authority or other regulatory agency, or court order. Prior to making any disclosures, however, the Recipient shall give reasonable advance written notice to the Discloser with as much detail as possible in relation to the disclosure. Each party shall cooperate fully and in a timely manner with the other party with respect to all disclosures permitted by this Section, including determining what information should be released and requests for confidential treatment of Confidential Information of either party included in any such disclosure; provided that in no event shall a party be required to delay any filing or release unreasonably hereunder.
10.5
Disclosure of this Agreement. Except for disclosures expressly permitted under this Agreement, no party may release any information to any third party regarding the existence of and/or the terms of this Agreement without the prior written consent of the other party. This provision, however, shall not apply to any disclosures regarding this Agreement or related information to regulatory agencies (such as Regulatory Authorities, Federal Trade Commission, Department of Justice) that may be required by law, including requests for a copy of this Agreement or related information by tax authorities; provided that in making such disclosure, the party shall comply with this Article in all respects. Notwithstanding the foregoing, the terms of this Agreement may be disclosed to current or prospective acquirors of, investors in, lenders to or licensees or collaborators of a party or to professional advisors (e.g., attorneys, accountants, and consultants) under appropriate conditions of confidentiality.

10.6
No Implied License. Recipient will obtain no right of any kind or license under any of Discloser’s Confidential Information, including any patent application or patent, by reason of this Agreement. Discloser’s Confidential Information will remain Discloser’s sole property, subject to Article 11.
10.7
Equitable Relief. Given the nature of the Confidential Information and the competitive damage that a party would suffer upon unauthorized disclosure, use or transfer of its Confidential Information, the parties agree that monetary damages would not be a sufficient remedy for any breach of this Article 10. In addition to all other remedies, a party shall be entitled to specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Article 10.
10.8
Return of Confidential Information. Upon expiration or termination of this Agreement, Recipient will (and will cause its Affiliates and its and their respective Representatives to) cease its use and, upon written request, within [***] days either return or destroy (and certify as to such destruction) all of Discloser’s Confidential Information, including any copy of such information, except for a single copy, which may be retained under a continuing obligation of confidentiality for the sole purpose of ensuring compliance with its obligations under this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall require the Receiving Party to return or destroy any Confidential Information contained in computer back-up copies retained for security purposes.
10.9
Survival. The obligations of this Article will terminate [***] years from the expiration or termination of this Agreement, except with respect to trade secrets, for which the obligations of this Article will continue for so long as such information remains a trade secret under law.

ARTICLE 11

INTELLECTUAL PROPERTY

11.1 As used in this Agreement, “Client IP” means all Intellectual Property and related embodiments owned by or licensed to Client as of the Effective Date or developed by Client other than in connection with this Agreement; “CoreRx IP” means all Intellectual Property and related embodiments owned by or licensed to CoreRx as of the Effective Date or developed by CoreRx other than in connection with this Agreement. “Invention” means any Intellectual Property developed by either party or jointly by the parties in connection with this Agreement. Client IP is the Confidential Information of Client, and CoreRx IP is the Confidential Information of CoreRx.

11.2 All Inventions, ideas, discoveries, developments, methods, data, information, improvements, and biological or chemical materials, (whether or not reduced to practice and whether or not it can be protected under state, federal or foreign patent ,copyright, trade secrecy or similar laws) generated or derived by Client or CoreRx whether alone or together in the course or performing the services pursuant to this Agreement which are related directly to Client’s Product, Client IP, or Client Confidential Information shall be the exclusive property of Client (“Client Arising IP”). Client hereby grants to CoreRx a non-exclusive, non-assignable, paid-up, royalty-free, non-transferable license to use Client Arising IP solely for the performance of the services pursuant to this Agreement. Client Arising IP is the Confidential Information of Client.

11.3 All Inventions, ideas, discoveries, developments, methods, data, information, improvements, and biological or chemical materials, (whether or not reduced to practice and whether or not it can be protected under state, federal or foreign patent, copyright, trade secrecy or similar laws) generated or derived by Client or CoreRx whether alone or together in the course or performing the services pursuant to this Agreement which are not Client Arising IP, that relates directly to CoreRx IP or CoreRx Confidential Information, or relates to developing, formulating, manufacturing, filling, processing, packaging, analyzing or testing drug products other than the Product, shall be the exclusive property of CoreRx (“CoreRx Arising IP”). CoreRx Arising IP is the Confidential Information of CoreRx. CoreRx hereby grants to Client a non-exclusive, non-assignable, paid-up, royalty-free, non- transferable license, with the right to sublicense, to use the CoreRx Arising IP solely to the extent necessary to use for the performance of the services hereunder and as far as necessary for the further development, manufacture, and distribution of the Product.

11.4 Each party shall promptly and fully disclose, in writing, to the other any and all Arising IP respectively. Each party hereby assigns and agrees to assign to the other all applicable right, title and interest in and to any such Arising IP. Each party agrees to cooperate fully in obtaining patent, copyright or other proprietary protection for such Arising IP, all in the name of the applicable party and at such applicable party’s cost and expense, and shall execute and deliver all requested applications, assignments and other documents, and take such other measures as reasonably requested in order to perfect and enforce rights in such Arising IP.

11.5 Each party will cause its employees or contractors who perform activities pursuant to this Agreement to enter into agreements that protect the other party’s Intellectual Property and Confidential Information and enable compliance with this Article 11.

ARTICLE 12

REPRESENTATIONS AND WARRANTIES

12.1
Mutual Representations and Warranties. Each party hereby represents and warrants to the other party that:
(a)
it is a corporation duly organized and validly existing under the laws of the state or other jurisdiction of incorporation or formation; and
(b)
the execution, delivery and performance of this Agreement by such party has been duly authorized by all requisite corporate action; and
(c)
it has full corporate authority to enter into this Agreement and the Agreement is binding upon it in accordance with its terms; and
(d)
no transaction or dealing under this Agreement shall be conducted with or for an individual or entity that is designated as the target of any sanction, restriction or embargo administered by the United Nations, European Union, United Kingdom, or United States; and
(e)
it shall comply with all Applicable Laws that affects its performance and activities under this Agreement.

12.2
Client's Representations and Warranties. Client hereby represents and warrants that:
(a)
no specific safe handling instructions are applicable to any Client-supplied materials, except as disclosed in advance of delivery to CoreRx in writing by the Client as stated in Section 3.1; and

(b)
to the best of its knowledge, as of the Effective Date, Client has the title and/or right to any and all Client IP and all Client Confidential Information (including for the avoidance of doubt the manufacturing process) provided to Supplier in accordance with this Agreement for the Processing and Manufacture of the Product(s), and further that it has the title and/or right to grant Supplier the right to use such Intellectual Property in accordance with the terms of this Agreement and the use by Supplier or its Affiliates of Client IP and Arising Client IP will not infringe the Intellectual Property or any other rights of any third party; and

(c)
as of the Effective Date, Client has the right to grant Supplier any license(s) stipulated under this Agreement, and will notify Supplier if at any time during the term of this Agreement that Client no longer has the right to grant such licenses; and

12.3
CoreRx’s Representations and Warranties. CoreRx hereby represents and warrants that:

(a)
At the time of delivery by CoreRx, the Product(s), if and to the extent it is required to be Manufactured under cGMP conditions and a validated manufacturing process, (i) will conform to Specifications; (ii) has been Manufactured, stored, transported, tested, labelled, and packaged in accordance with Applicable Laws including cGMP and any applicable environmental or biohazard laws in the country where the Manufacturing by Supplier takes place; (iii) will not be adulterated within the meaning of Section 501 (a)(2)(B) of the U.S. Food, Drug and Cosmetic Act or similar provisions of any Applicable Laws in the country where the Manufacturing by Supplier takes place; and (iv) Supplier will convey to Client good title to the Product(s), free and clear of any security interests, lien or encumbrances;

(b)
It has the title and/or right to any and all CoreRx IP used in connection with providing services pursuant to this Agreement including but not limited to Manufacturing the Product(s) in accordance with this Agreement at the Effective Date. As of the Effective Date, and to Supplier’s knowledge, there are no third-party claims against Supplier or its Affiliates asserting that CoreRx IP and CoreRx’s Confidential Information to be used in the performance of the services and/or Manufacturing infringe the Intellectual Property of any third party. Supplier will promptly notify Client in writing should it become aware of any claims asserting such infringement in the performance of services pursuant to this Agreement; and
(c)
As of the Effective Date neither Supplier nor any of its employees performing services under this Agreement has been debarred, nor is subject to a pending debarment. Neither Supplier nor any of its employees will knowingly use in any capacity in connection with the services and/or Manufacturing under this Agreement any person, who has been debarred pursuant to Section 306 of the FDCA. 21 U.S.C. § 335a, or who is the subject of a conviction described in such Section. Supplier agrees to notify Client in writing immediately if it comes to its knowledge that Supplier or any person who is performing services and/or Manufacturing under this Agreement is debarred or is the subject of a conviction described in Section 306 of the FDCA or if any action, suit, claim, investigation, or proceeding is pending, or to Supplier’ s knowledge, is threatened, relating to the debarment or conviction of Supplier or any person performing services and/or Manufacturing under this Agreement.
12.4
Compliance with Customs and Foreign Trade Laws. Supplier will comply with appropriate and applicable Customs and Foreign Trade laws, regulations, guidelines and standards. Upon request of Client, Supplier shall provide Client with a declaration as to its compliance with this term as requested by Client.
12.5
Change in Control or Name of Business Entity. Supplier will provide prompt written notice to Client in the event of any change in control and/or name of its business entity including without limitation, a change(s) resulting from a merger and/or acquisition.

ARTICLE 13

INDEMNIFICATION

13.1
Indemnification by CoreRx. CoreRx shall defend, indemnify and hold harmless Client, its Affiliates, and their respective directors, officers, employees and agents (collectively “Client

Indemnitees”) harmless against any and all Losses and Claims to the extent arising out of: (i) any breach of the representations, warranties or obligations of CoreRx set forth in this Agreement by CoreRx or its Affiliates; (ii) any negligence or willful misconduct of CoreRx or its Affiliates; (iii) any alleged or actual infringement or misappropriation of third party intellectual property rights with respect to Supplier’s Manufacturing process(es) in each case except to the extent that any such Claim(s) or Losses arise out of, relate to or result from: (A) any breach of representations, warranties or obligations of Client set forth in this Agreement by Client or its Affiliates; (B) any negligence or willful misconduct of Client or its Affiliates; or (C) any Claim or Loss otherwise not covered by the indemnity in Art 13.2 below.
13.2
Indemnification by Client. Client shall indemnify, defend and hold harmless CoreRx, its Affiliates, and their respective directors, officers, employees and agents (collectively, “CoreRx Indemnitees”), from and against any and all Losses and Claims arising out of, relating to or resulting from: (i) any breach of representations, warranties or obligations of Client set forth in this Agreement by Client or its Affiliates, (ii) any manufacture (other than by CoreRx), packaging, sale, promotion, distribution or use of or exposure to Product or Client-supplied Materials, or (iii) any negligence or willful misconduct by Client or any of its Affiliates; in each case except to the extent of any Claim(s) or Losses arise out of, relate to or result from: (A) any negligence or willful misconduct by CoreRx or its Affiliates; (B) any breach of the representations, warranties or obligations of CoreRx as set forth in this Agreement by CoreRx or its Affiliates; or (C) any Claim or Loss otherwise not covered by the indemnity in Art 13.1.
13.3
Indemnification Procedures. All indemnification obligations in this Agreement are conditioned upon the indemnified party (A) promptly notifying the indemnifying party of any claim or liability of which the indemnified party becomes aware (including a copy of any related complaint, summons, notice or other instrument); provided, however, that failure to provide such notice within a reasonable period shall not relieve the indemnifying party of its obligations under this Article 13 except to the extent, if any, the indemnifying party is materially prejudiced by such failure, (B) allowing the indemnifying party to conduct and control the defense of any such claim or liability and any related settlement negotiations (at the indemnifying party’s expense), provided, that the indemnifying party shall promptly provide and continuously maintain such defense, (C) cooperating with the indemnifying party in the defense of any such claim or liability and any related settlement negotiations (at the indemnifying party’s expense) and (D) not compromising or settling any claim or liability without prior written consent of the indemnifying party. In any case, it is hereby understood that (i) the Indemnitee reserves the right to retain its own counsel to defend itself (at its own cost and expense) for such Losses and/or Claims; and (ii) in no event shall either party be responsible to or bound by any settlement made by the other party without its prior written consent, which shall not be unreasonably withheld, unless the settlement provides for a full release of the Indemnitee, including no admission of fault and no financial or other obligations.

ARTICLE 14

LIMITATIONS OF LIABILITY

14.1
Lost Batches or Lost, Damaged or Destroyed Client-Supplied Material Limitation

EXCEPT FORCLAIMS ARISING OUT OF CORERX’S GROSS NEGLIGENCE, FRAUD, OR WILLFUL MISCONDUCT, CORERX’S MAXIMUM LIABILITY TO

CLIENT FOR ANY CLAIM FOR CLIENT-SUPPLIED MATERIAL THAT IS LOST, DAMAGED, OR DESTROYED EITHER (I) DUE TO THE FAULT OR NEGLIGENCE OF CORERX WHILE IN CORERX’S CONTROL OR POSSESSION, OR (II) AS A RESULT OF CORERX AND/OR CORERX DEFECTIVE MANUFACTURING DURING THE MANUFACTURING OF ANY GIVEN BATCH OF PRODUCT, CORERX’S LIABILITY FOR ANY SUCH LOST, DAMAGED, OR DESTROYED CLIENT-SUPPLIED MATERIALS SHALL BE BASED UPON:

(A) FOR THE API, THE COST OF [***] FOR THE AMOUNT OF API LOST, DAMAGED, OR DESTROYED, OR

(B) FOR OTHER CLIENT-SUPPLIED MATERIALS, THE [***] FOR THE AMOUNT OF CLIENT-SUPLIED MATERIALS LOST, DAMAGED, OR DESTROYED;

PROVIDED, HOWEVER, THAT CORERX’S LIABILITY FOR SUCH API OR OTHER CLIENT-SUPPLIED MATERIALS SHALL NOT EXCEED THE COST OF THE APPLICABLE BATCH OR BATCHES OF PRODUCT.

14.2
Limitation of Liability not related to 14.1. Except in the event of (i) the gross negligence, fraud or willful misconduct of CoreRx, its Affiliates, and Personnel, (ii) CoreRx’s willful breach of this Agreement, OR (iii) a breach by CoreRx of Article 10 and/or Article 11, CoreRx’s aggregate liability to Client, and anyone claiming by or through Client, as applicable under this Agreement for the [***] period immediately following the Effective Date, and for any [***] period thereafter during the Term, shall not exceed, on a cumulative basis, the amount that is [***] times the aggregate amounts paid or payable by Client to Supplier pursuant to this Agreement in the preceding [***] period preceding the loss date but solely with respect to the supply hereunder of the Batch(es) Product for which such corresponding liability arose (the “Affected Products”) and not any other Products.

14.2.1
for clarity if, as of the time the liability arises, this Agreement has not been in effect for [***], then the amounts paid or payable by Client to Supplier hereunder during the period from the Effective Date until such time the liability arises, shall be annualized to a full [***] but solely with respect to the supply hereunder of the Affected Product(s) and not any other Products.

14.3
Consequential Damages. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, EXCEPT FOR DAMAGES OR CLAIMS ARISING OUT OF (I) A PARTY’S BREACH OF ARTICLE 10 or ARTICLE 11 OF THIS AGREEMENT, (II) A PARTY’S OR ITS PERSONNEL’S GROSS

NEGLIGENCE, FRAUD OR WILLFUL MISCONDUCT, OR (III) A PARTY’S WILLFUL BREACH OF THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL DAMAGES, SPECIAL DAMAGES, INCIDENTAL OR INDIRECT DAMAGES, LOSS OF REVENUE OR PROFITS, DIMINUTION IN VALUE, WHETHER OR NOT FORESEEABLE, OR WHETHER OR NOT THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, OF ANY KIND HOWEVER CAUSED, WHETHER BASED ON CONTRACT, NEGLIGENCE, OR OTHER THEORY OF LAW, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT (OR THE TERMINATION HEREOF) OR ANY PURCHASE ORDER, AS APPLICABLE.

ARTICLE 15

INSURANCE

CoreRx shall, at its own cost and expense, obtain and maintain in full force and effect, at all times during the term of this Agreement the following insurance for not less than any limits of liability specified herein or as required by Applicable Law, whichever is greater. All insurance carriers shall have a minimum of “A-” A.M. Best rating. Supplier shall have the right to provide the total limits required by any combination of self-insurance, primary and umbrella/excess coverage during the Term of this Agreement and any and all related agreement(s) and/or Purchase Orders made pursuant to this Agreement and for a period of [***] years thereafter; said insurance to include the following:

(i) Products, Operations, Completed Operations, and Professional Liability Insurance- [***] aggregate per annum

(ii) Commercial General Liability, including Personal Injury and Property Damage covering Supplier’s own operations arising out of or connecting to this Agreement - [***] aggregate.

(iii) Umbrella Liability -[***]aggregate

(iv) Workers’ Compensation as required by any applicable law or regulation and in accordance with the provisions of the laws of the nation, state, territory or province having jurisdiction over CoreRx’s employees.

(v) Employment Practices liability insurance with a limit of not less than [***].

Where allowed by Applicable Law, Client and its Affiliates shall be provided a waiver of subrogation, except for losses due to the sole negligence of Supplier.

All of the above listed insurance shall be issued by duly licensed and financially sound companies that meet industry solvency requirements. If such insurance is written on a claims made basis, CoreRx shall maintain the described insurance coverage for not less than [***] years after destruction of all of the last Batch of Product Manufactured under this Agreement. Such insurance policy shall include Client and their respective affiliates, and their respective directors, officers, employees, agents, and representatives, as additional insureds. The certificate of insurance shall state that all coverages provided by CoreRx shall be primary to any insurance carried by such additional insureds for their own account. Upon written request from the Client, CoreRx shall as soon as reasonably possible provide a certificate of insurance evidencing the above and showing the name of the issuing company, the policy number, the effective date, the expiration date, and the limits of liability. CoreRx will further provide Client a minimum of [***] days written notice of a cancellation of, or material change in, the above-referenced insurance. In such case, CoreRx and Client shall engage in good faith negotiations in order to amend this Article to provide adequate insurance and assurances to comply with this Article.

During the Term of this Agreement and for [***] years thereafter, Client shall obtain and maintain at its own cost and expense from a qualified insurance company, comprehensive general liability insurance including, but not limited to product liability coverage, in the amount of at least [***]USD per claim. Client shall provide CoreRx with a certificate of such insurance upon reasonable request.

ARTICLE 16

TERM AND TERMINATION

16.1
Term. This Agreement shall commence on the Effective Date and shall continue until the end of the fifth (5th) Contract Year, unless earlier terminated in accordance with Section 16.2 (such term, including any extension in accordance with this Section 16.1, the “Term”). Unless this Agreement is terminated in accordance with Section 16.2, the Term shall automatically extend for successive two (2)-year periods unless and until one party gives the other party at least eighteen (18) months prior written notice of its desire to terminate as of the end of the then-current Term.
16.2
Termination. This Agreement may be terminated immediately without further action:
A.
by either party if the other party files a petition in bankruptcy, or enters into an agreement with its creditors, or applies for or consents to the appointment of a receiver, administrative receiver, trustee or administrator, or makes an assignment for the benefit of creditors, or suffers or permits the entry of any order adjudicating it to be bankrupt or insolvent and such order is not discharged within [***] days, or takes any equivalent or similar action in consequence of debt in any jurisdiction;
B.
By either party if the other party materially breaches this Agreement and such breach is not cured within [***] days after the giving of written notice requiring the breach to be remedied; or
C.
by Client (i) upon [***] days’ prior written notice to CoreRx in the event a Regulatory Authority takes an enforcement or other regulatory action against the Facility which affects CoreRx’s ability to Process the Product, or (ii) upon [***] days’ prior written notice if any Regulatory Authority takes any action or raises any objection that prevents Client from manufacturing, importing, exporting, purchasing or selling Product, or (iii) if Client otherwise does not obtain Regulatory Approval of Product in the United States or (iv) upon [***] days’ prior written notice if Client determines not to launch Product or to discontinue commercialization of Product, in the United States due to safety or efficacy reasons.

16.3
Effect of Expiration or Termination. Expiration or termination of this Agreement shall be without prejudice to any right or obligation that accrued to the benefit of either party prior to such expiration or termination. In the event of an expiration or termination of this Agreement:
A.
CoreRx shall promptly return to Client, at Client’s expense and direction, any remaining inventory of Product or Client-supplied Materials; provided, that all outstanding undisputed invoices have been paid in full;
B.
Client shall pay CoreRx all invoiced amounts outstanding hereunder unless disputed in good faith. Client shall also pay, upon receipt of invoice therefor and pursuant to the terms of this Agreement, for any (i) Product that has been shipped pursuant to Purchase Orders but not yet invoiced, (ii) Product Processed or Manufactured pursuant to Purchase Orders that has been completed but not yet shipped, and (iii) in the event that this Agreement is terminated for any reason other than by Client pursuant to Section 16.2(A) or (B), all Product being Processed or Manufactured pursuant to Purchase Orders (or, alternatively, Client may instruct CoreRx to complete such work in process, and the resulting completed Product shall be governed by clause (ii)); and
C.
in the event that this Agreement is terminated for any reason, Client shall pay CoreRx for all costs and expenses incurred, and all noncancellable commitments made, in connection with CoreRx’s performance of this Agreement, so long as such costs, expenses or commitments were made by CoreRx consistent with Client’s most recent Firm Commitment and the vendor’s minimum purchase obligations.
16.4
Survival. Expiration or termination of this Agreement shall not relieve the parties of any obligation or right accruing prior to such expiration or termination. The rights and obligations of the parties shall continue under Articles 11 (Intellectual Property), 13 (Indemnification), 14 (Limitations of Liability), 17 (Notice), 18 (Miscellaneous); under Articles 10 (Confidentiality and Non-Use) and 15 (Insurance), in each case to the extent expressly stated therein; and under Sections 7.3 (Payment Terms), 7.5 (Taxes), 7.6 (Client and Third Party Expenses), 9.1 (Recordkeeping), 9.6 (Recall), 16.3 (Effect of Termination), and 16.4 (Survival), in each case in accordance with their respective terms if applicable, notwithstanding expiration or termination of this Agreement.

ARTICLE 17

NOTICE

All notices and other communications under this Agreement shall be in writing and shall be deemed given: (A) when delivered personally or by hand; (B) when delivered by electronic mail (e-mail); (C) when received or refused, if sent by registered or certified mail (return receipt requested), postage prepaid; or (D) when delivered, if sent by express courier service; in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof):

To Client: ACADIA Pharmaceuticals Inc.

Attn:

E-Mail:

Facsimile:

With a copy to: ACADIA Pharmaceuticals Inc.

Attn:

E-Mail:

Facsimile:

To CoreRx: CoreRx, Inc.

Attn:

Facsimile:

Email:

With a copy to: CoreRx, Inc.

Attn:

Facsimile:

Email:

ARTICLE 18

MISCELLANEOUS

18.1
Entire Agreement; Amendments. This Agreement, together with the Quality Agreement and any related attachment, appendices, exhibits, schedules, constitutes the entire understanding between the parties, and supersedes any contract, agreement or understanding (oral or written) of the parties, with respect to its subject matter. Without limitation of the foregoing, any contrary or different term(s) contained in any Purchase Order or other request or communication by Client pertaining to the Product(s), will not modify this Agreement or be binding on the Parties unless mutually agreed to in writing in an Amendment to this Agreement. Similarly, no term of this Agreement may be modified, deleted and/or otherwise amended except upon written agreement of both parties, unless otherwise expressly provided in this Agreement.

18.2
Captions; Certain Conventions. The captions in this Agreement are for convenience only and are not to be interpreted or construed as a substantive part of this Agreement. Unless otherwise expressly provided in this Agreement or the context of this Agreement otherwise requires, (A) words of any gender include each other gender, (B) words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear, (C) words using the singular include the plural, and vice versa, (D) the words “include(s)” and “including” shall be deemed to be followed by the phrase “but not limited to”, “without limitation” or words of similar import, (E) the word “or” shall be deemed to include the word “and” (e.g., “and/or”), and (F) references to “Article,” “Section,” “subsection,” “clause” or other subdivision, or to an Attachment or other appendix, without reference to a document are to the specified provision or Attachment of this Agreement. This Agreement shall be construed as if it were drafted jointly by the parties.

18.3
Further Assurances. The parties shall execute, acknowledge and deliver such further instruments and take all such other incidental acts as may be reasonably necessary or appropriate to carry out the purpose and intent of this Agreement and any purchase order made pursuant to this Agreement.
18.4
No Waiver. Failure by either party to enforce any term of this Agreement or insist upon strict compliance with any term of this Agreement in any one or more instances will not be deemed a waiver of its rights to subsequently enforce such provisions and/or insist upon such strict compliance with respect to any subsequent failure.
18.5
Severability. If any term of this Agreement is declared invalid or unenforceable by a court or other body of competent jurisdiction, the remaining terms of this Agreement will continue in full force and effect. The parties shall endeavor to negotiate additional terms if necessary and as is feasible, in a timely manner, so as to fully effectuate the original intent of the parties, to the extent possible.
18.6
Independent Contractors. The relationship of the parties is that of independent contractors, and neither party will incur any debt or make any commitment for the other party except to the extent expressly provided in this Agreement. Nothing in this Agreement is intended to create or will be construed as creating between the parties the relationship of joint venturers, co-partners, employer/employee or principal and agent. Neither party shall have any responsibility for the hiring, termination or compensation of the other party’s employees or contractors or for any employee benefits of any such employee or contractor. CoreRx understands and agrees that no payroll or employment taxes of any kind for CoreRx’s employees or contractors shall be withheld or paid by Client, unless otherwise required by Applicable Law. Payroll and employment taxes referred to in the preceding sentence include, but are not limited to, FICA, FUTA, federal personal income tax, state personal income tax, state disability insurance tax, and state unemployment tax.
18.7
Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties, their successors and permitted assigns. Neither party may assign this Agreement, in whole or in part, without the prior written consent of the other party; provided, however that, except in the event of bankruptcy, a party may assign this Agreement and its rights and obligations hereunder without consent in connection with the transfer or sale of all or substantially all of such party’s business to which this Agreement relates to an affiliate or third party, whether by merger, sale of stock, sale of assets or otherwise. CoreRx may not subcontract or otherwise delegate its obligations under this Agreement without Client’s prior written consent. The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties, and the name of a party appearing herein will be deemed to include the name of such party’s successors and permitted assigns to the extent necessary to carry out the intent of this section. Any assignment not in accordance with this Agreement shall be void.
18.8
No Third Party Beneficiaries. This Agreement shall not confer any right or remedy upon any individual or entity other than the parties and their respective successors and permitted assigns, except that the Client Indemnitees and the CoreRx Indemnitees may invoke the benefits of the indemnification provisions of this Agreement.

18.9
Governing Law. The Agreement will be governed by the laws of Delaware without regard to its or any other jurisdiction’s choice of law rules that will result in the application of any other substantive laws.
18.10
Waiver of Jury Trial. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS, SCHEDULES, ATTACHMENTS, AND APPENDICES ATTACHED TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

18.11
Dispute Resolution. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof (each, a "Dispute"), shall be submitted for negotiation and resolution to the senior executives of CoreRx and the senior executives of Client, by delivery of written Notice (each, a "Dispute Notice") from either of the Parties to the other Party. Such persons shall negotiate in good faith to resolve the Dispute. If the Parties are unable to resolve any Dispute within [***] days after delivery of the applicable Dispute Notice, the parties shall work together to mutually agree to a mediator and engage in mediation for no more than [***] hours or such other time period as mutually agreed to by the parties at the time of mediation. If mediation fails to resolve the Dispute, the parties shall discuss submitting the Dispute to binding arbitration before a mutually agreed to panel of [***] arbitrators at a location mutually agreed to and if no agreement, then [***]. Any such arbitration shall be for no more than [***] days, and the arbitration shall be conducted pursuant to the rules established by the American Arbitration Association. The laws of the [***] shall apply. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Nothing contained herein shall prevent either party from obtaining an injunction. Attorneys’ fees may be awarded pursuant to applicable law as part of any arbitration award or settlement agreement.

18.12
Publicity. Neither party will make any press release or other public disclosure regarding this Agreement or the transactions contemplated hereby without the other party’s express prior written consent, except as required under Applicable Laws, by any governmental agency or by the rules of any stock exchange on which the securities of the disclosing party are listed, in which case the party required to make the press release or public disclosure shall obtain the prior written approval of the other party, which shall not be unreasonably withheld or delayed, as to the form, nature and extent of the press release or public disclosure prior to issuing the press release or making the public disclosure.
18.13
Force Majeure. Each party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such party’s reasonable control including but not limited to acts of God, fire, explosion, weather, disease, a World Health Organization recognized pandemic and/or epidemic, war, insurrection, civil strife, riots, government action, earthquake, terrorism, or power failure; provided that such performance shall be excused only to the extent of and during such disability and the affected party shall use Commercially Reasonable Efforts to resume performance as soon as reasonably practicable. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the party has not caused, or materially contributed to the occurrence of, such event(s). Notice of a party’s failure or delay in performance due to force majeure must be given to the other party as soon as reasonably practicable after its occurrence. All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure.
18.14
Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. Any photocopy, facsimile or electronic reproduction of the executed Agreement shall constitute an original. Each party acknowledges that an original signature, a copy thereof transmitted by .pdf, or an electronic signature shall constitute an original signature for purposes of this Agreement.
18.15
Other Products. This Agreement does not limit CoreRx's right to manufacture or sell to any third party, or enter into any agreement with any other third party, related to the manufacture or sale of other goods or products that are similar to or competitive with the Products.

18.16
Grant of Exclusivity. During the Term of this Agreement, CoreRx shall not manufacture Product on its own or for any other third-party or customer without Acadia’s prior written permission.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused their respective duly authorized Representatives to execute this Agreement effective as of the Effective Date.

CORERX INC. ACADIA PHARMACEUTICALS INC.

By: /s/ Ajay Damani________________ By: /s/ Benir Ruano_________________

Name: Ajay Damani Name: Benir Ruano

Title: CEO Title: SVP, Tech. Development and Operations

By: /s/ Mark Schneyer_______________

Name: Mark Schneyer

Title: CFO and SVP

ATTACHMENT A

SPECIFICATIONS

[***]

ATTACHMENT B

UNIT PRICING; MILESTONES; APR & CPV

[***]

AMENDMENT NO. 1 TO

COMMERCIAL SUPPLY AGREEMENT

This Amendment No. 1 (“Amendment”) to the Commercial Supply Agreement, effective as of August 1, 2023 (“Amendment Effective Date”) is entered into by and between CoreRx, Inc., having an address at 14205 Myerlake Circle, Clearwater, Florida 33760 (“CoreRx”) and ACADIA Pharmaceuticals Inc., having an address at 12830 El Camino Real, Suite 400, San Diego, California 92130 (“Client” or “Acadia”). Client and CoreRx may individually be referred to as a “party” and collectively as the “parties.”

WHEREAS, CoreRx and Client entered into that certain Commercial Supply Agreement dated effective March 1, 2023 (the “Agreement”). Terms used in this Amendment but not otherwise defined in this Amendment shall have the meanings ascribed to such terms in the Agreement. CoreRx and Client now desire to amend the Agreement upon the terms and conditions noted below;

WHEREAS, the Agreement provides that the parties may mutually agree in writing to amend the Agreement;

WHEREAS, the Parties have agreed to amend the Agreement as set forth herein. Unless otherwise amended as stated below, all terms and conditions of the Agreement shall remain in full force and effect.

In consideration of the mutual covenants and premises contained in this Amendment, the receipt and sufficiency of which are hereby expressly acknowledged, CoreRx and Client hereby agree as follows:

1.
Section 3.2 Raw Materials of the Agreement shall be amended as follow:

Section 3.2 A. The first sentence shall be amended by revising the first sentence as shown below, deleting the second sentence, and revising the third sentence as shown below. The remainder of Section 3.2 A shall remain such that the amended Section 3.2 A shall be as follows:

Unless otherwise agreed to by the parties in writing, CoreRx shall be responsible for procuring, inspecting, managing, and releasing adequate Raw Materials as necessary to meet the Firm Commitment and shall procure, manage, inspect, test, and store sufficient Raw Materials to manufacture a minimum of [***] Batches in excess of the Firm Commitment (“Safety Stock”). CoreRx will invoice for Safety Stock Raw Materials purchased and any other Raw Materials as requested by Client outside of the Firm Commitment. In the event that Client does not issue Purchase Orders requesting sufficient Product to meet the Firm Commitment during any Firm Commitment Period (on a rolling basis) and any Raw Materials expire or require retesting, such Raw Materials shall be replaced or retested as Client directs at Client's sole cost and expense, including charges for disposal of the expired Raw Materials when applicable, without any liability to CoreRx.

Section 3.2 C. shall be deleted in its entirety and replaced with the following:

CoreRx shall store the Raw Materials, Safety Stock, and packaging materials at controlled room temperature as instructed by Client, unless stated otherwise. During the Term of this Agreement, CoreRx agrees to provide a minimum of [***] pallet spaces for Raw Materials, Safety Stock, and packaging materials needed to support the Product manufacturing campaign. Client agrees to pay CoreRx the amount of [***] per calendar year (to be prorated for 2023 as stated below) to cover the procurement, management and storage of Safety Stock and other Raw Materials (“Safety Stock Fee”). Storage costs of Raw Materials are deemed to be a part of and incorporated into the Safety Stock Fee. The prorated Safety Stock Fee for calendar year 2023 (August through December 2023) is [***], and this prorated fee is due to CoreRx upon full execution of this Amendment. Subsequent Safety Stock Fees are due to CoreRx on January 31st of each calendar year beginning calendar year 2024 (CoreRx may submit invoice sooner). This Amendment to Section 3.2(C) can be cancelled within a [***] notice by the Client and in such event, the Agreement reverts back to the original Agreement 3.2 (C) provision.

2.
The following new terms are hereby added to Attachment B, of the Agreement:

4.0 Unused Material Fee: Client agrees to pay CoreRx an amount of up to [***] for costs incurred by CoreRx for materials that were to be used for other CoreRx client projects (“Unused Material Fee”) pursuant to the following terms and conditions:

i.
CoreRx shall use reasonable commercial efforts to sell or use any or all of the unused materials of other CoreRx clients (“Unused Third Party Materials”) by or before February 1, 2024 (“Sale or Reuse Date”); and

ii.
CoreRx shall document in writing its efforts to sell or use any or all of the Unused Third Party Materials and retain written records of the relevant quantities, prices, fees, and values of any sale(s) or use of the Unused Third Party Materials; and

iii.
CoreRx shall provide the records specified in (ii) above, redacted as needed to comply with confidentiality requirements, to Acadia shortly after the Sale or Reuse Date and Acadia shall pay the Unused Material Fee minus any documented amounts and/or values received by CoreRx for the sale or use of the Unused Third Party Materials within 30 days of receipt of such records.

5.0 Premium Price: Except as provided in this Section 5 and its subparts, Acadia shall pay [***] per bottle premium on the applicable Unit Price (“Premium Price”) on up to [***] Batches that CoreRx Releases to Client on or after [***]. “Release” and/or “Released” shall mean CoreRx issuing a Certificate of Analysis (“COA”) for the relevant batches. Client shall pay the Premium Price on the following Orders pursuant to the terms and conditions set forth in this Section 5 and its subparts:

Table 1.

Order No.
1	[***]
2	[***]
3	[***]
4	[***]

5.1 CoreRx must Release the specified amount of Batches within [***] business days of the stated release date (“Release Deadline”) for each Order identified above for the Premium Price to be paid and be valid. In the event that CoreRx Releases a lesser amount of Batches than the specified Order amount by the Release Deadline, then Client shall only pay the Premium Price for those Batches that meet the Release Deadline. Accordingly, any Batches that are Released subsequent to the Release Deadline do not qualify for the Premium Price and cannot be rolled over into the next Order’s Release Deadline. For illustration and for example only, if CoreRx Releases [***] out of the [***] Batches specified in Order No. [***] by the Release Deadline, the Premium Price shall be paid on the 4 Batches. The other [***] Batches even if Released before or by Order [***]’s Release Deadline are not eligible for the Premium Price.

5.2 API Delay. In the event that Client does not provide some or all of the API necessary for CoreRx to manufacture the specified amount of Batches in an Order, the parties shall timely engage in good faith discussions to determine a mutually agreed upon different Release date for the applicable Order that shall be set forth in a mutually agreed upon writing. The Premium Price shall apply to any new mutually agreed upon Release date for an Order pursuant to the terms and conditions stated in herein in Section 5 and its subparts.

6.0 Deposit: Client agrees to pay CoreRx a deposit in the amount of [***] (“Deposit”). The Deposit is due to CoreRx upon full execution of this Amendment. CoreRx shall use the Deposit as a credit towards Purchase Orders for Batches shipped on or after November 1, 2023, and will continue to use the Deposit as a credit towards Purchase Orders until the cost of the Batches in the amount of the full Deposit have been shipped by CoreRx (approximately [***] Batches). CoreRx shall account for the Deposit credit on its invoices until the total amount of the Deposit (that is [***]) has been credited.

3.
Full Force and Effect; Conflict. Other than as amended herein, all terms and conditions of the Agreement shall remain in full force and effect. In the event of any conflict between the terms of this Amendment and the MSA, this Amendment shall control.

4.
Counterparts. This Amendment may be executed in counterparts which, when taken together, shall constitute one instrument. Electronic replication of signature or electronic signature will have the same legal effect as original signatures and may be used as evidence of execution.

[Signatures follow on next page]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the Amendment Effective Date by their duly authorized representatives.

Agreed and Accepted: Agreed and Accepted:

CoreRx, Inc. By /s/ Ajay Damani________________ Name: Ajay Damani Title: CEO

ACADIA Pharmaceuticals Inc.

By: /s/ Benir Ruano_______________

Name: Benir Ruano

Title: SVP Tech Dev. and Operations

By: /s/ Doug Williamson___________

Name: Doug Williamson

Title: EVP, Head of Research & Development

By /s/ Mark Schneyer______________ Name: Mark Schneyer Title: EVP & CFO